EXHIBIT A

         EnerShop Energy Services and Demand-Side Management Activities
                               Calendar Year 1996

EnerShop is an energy services company, providing cost-effective energy management solutions and strategies for commercial and industrial customers, both inside and outside the service territories of the CSW electric operating companies. EnerShop's turn-key energy efficiency and demand-side management solutions include engineering, design specification, equipment installation, project management and financing placement. EnerShop analyzes potential customer's operations and identifies equipment, usage, and other changes that will lower their overall energy bills or provide greater productivity. On most projects EnerShop manages the efforts of several parties, including equipment vendors, engineering firms, and subcontractors. This management allows our customers to look to a sole-source conduit for activities that would otherwise detract from their time and resources.

The following represents EnerShop's activities from the quarter ended September, 1996 through the quarter ended December, 1996:

1. Matagorda County Energy Efficiency Project (Matagorda County Texas - CPL service territory) - EnerShop won a competitive public bid to provide energy efficiency retrofits for four County facilities. The services to be provided include: lighting system retrofit, chiller and cooling tower replacement, installation of an energy management system, and annual preventative maintenance. The project is complete and final acceptance has been received.

2.   Dallas Independent School District Upgrade (Dallas County Texas )
     EnerShop joined this project as a sub-contractor to Con-Real, Inc., to provide project management support and installation of the mechanical equipment portion of this project. The project is scheduled for completion in the first quarter of 1997.

3. Provisional Studies - EnerShop performed energy audits or developed energy efficiency proposals for a number of commercial customers. These studies or proposals typically consisted of a facility energy and operational audit, estimates of energy and operational saving opportunities, and associated equipment costs.

EnerShop expects to provide detailed engineering studies and subsequent energy and demand-side management projects for a number of these and other customers in 1997. EnerShop's primary focus today is the commercial business sector in Dallas and Houston, Texas, and the service territories of the four CSW operating companies.